UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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Legacy Reserves LP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Legacy Reserves LP
303 W. Wall, Suite 1400
Midland, Texas 79701

April 27, 2007

To Our Limited Partners:

You are cordially invited to attend the 2007 Annual Meeting of Limited Partners of Legacy Reserves LP to be held on May 30, 2007 commencing at 10:00 a.m. local time at the Petroleum Club of Midland located at 501 West Wall at Marienfeld. Proxy materials, which include a Notice of the Meeting, Proxy Statement and proxy card, are enclosed with this letter. The attached proxy statement is first being mailed to unitholders of Legacy Reserves LP on or about April 27, 2007. We have also enclosed our 2006 Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

The board of directors of our general partner has called this Annual Meeting for you to consider and act upon the election of directors of our general partner’s board of directors to serve until the next Annual Meeting of Limited Partners. The current board of directors of our general partner unanimously recommends that you approve this proposal.

Even if you plan to attend the meeting, you are requested to sign, date and return the proxy card in the enclosed envelope. If you attend the meeting after having returned the enclosed proxy card, you may revoke your proxy, if you wish, and vote in person. A proxy may also be revoked at any time before it is exercised by giving written notice to, or filing a duly exercised proxy bearing a later date with, our Secretary. If you would like to attend and your units are not registered in your own name, please ask the broker, trust, bank or other nominee that holds the units to provide you with evidence of your unit ownership.

We look forward to seeing you at the meeting.

Sincerely,

Cary D. Brown
Chief Executive Officer and Chairman of the
Board, Legacy Reserves GP, LLC, general
partner of Legacy Reserves LP

Legacy Reserves LP
303 W. Wall, Suite 1400
Midland, Texas 79701

NOTICE OF THE 2007
ANNUAL MEETING OF UNITHOLDERS

The Annual Meeting of the Limited Partners of Legacy Reserves LP, or the Partnership, will be held on Wednesday, May 30, 2007, at 10:00 a.m. local time at the Petroleum Club of Midland located at 501 West Wall at Marienfeld, for the following purposes:

1. To elect seven (7) directors to the board of directors of our general partner, each to serve until the next Annual Meeting of Limited Partners; and

2. To transact any other business as may properly come before the Annual Meeting or any adjournment thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders in favor of adopting the foregoing proposals.

Only unitholders of record at the close of business on April 20, 2007, are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. A list of such unitholders will be open to examination, during regular business hours, by any unitholder for at least ten days prior to the Annual Meeting, at our offices at 303 W. Wall, Suite 1400, Midland, Texas 79701. Unitholders holding at least a majority of the outstanding units representing limited partnership interests are required to be present or represented by proxy at the meeting to constitute a quorum.

Please note that space limitations make it necessary to limit attendance at the meeting to unitholders, though each unitholder may be accompanied by one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. Each unitholder may be asked to present valid picture identification, such as a driver’s license or passport. Unitholders holding units in brokerage accounts must bring a copy of a brokerage statement reflecting unit ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

Cary D. Brown
Chief Executive Officer and Chairman of the
Midland, Texas                        Board, Legacy Reserves GP, LLC, general
April 27, 2007                        partner of Legacy Reserves LP

YOUR VOTE IS IMPORTANT

To ensure your representation at the meeting, please sign, date and return your proxy as promptly as possible. An envelope, which requires no postage if mailed in the United States, is enclosed for this purpose.

Mailing your completed proxy will ensure your representation at the meeting, whether you attend or not.

If you do attend the meeting and prefer to vote in person, you may do so.

Proxy Statement for the
Annual Meeting of Limited Partners of
LEGACY RESERVES LP
To Be Held on Wednesday, May 30, 2007

ii

Legacy Reserves LP
303 W. Wall, Suite 1400
Midland, Texas 79701

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF LIMITED PARTNERS
TO BE HELD ON MAY 30, 2007

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The Annual Meeting

Unless otherwise indicated, the terms “Partnership,” “we,” “our,” and “us” are used in this proxy statement to refer to Legacy Reserves, LP together with our subsidiaries. The terms “board” and “board of directors” refer to our general partner’s board of directors.

Why did you send me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because the board of directors of our general partner on behalf of Legacy Reserves LP is soliciting your proxy to vote at the 2007 Annual Meeting of Limited Partners. This question and answer section summarizes selected information contained elsewhere in this proxy statement, but does not contain all of the information that may be important to you. We urge you to read the entire proxy statement carefully.

You do not need to attend the Annual Meeting to vote. Instead, you may simply complete, sign and return the enclosed proxy card.

When and where is the Annual Meeting?

The 2007 Annual Meeting of Limited Partners of Legacy Reserves LP will be held on Wednesday, May 30, 2007, at 10:00 a.m., local time, at the Petroleum Club of Midland located at 501 West Wall at Marienfeld.

What am I being asked to vote upon?

You are being asked to approve the election of the directors nominated to our general partner’s board of directors to serve until the next Annual Meeting of Limited Partners, and to consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Voting and Proxy Procedures

Who may vote at the Annual Meeting?

Only unitholders of record at the close of business on April 20, 2007, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a unitholder of record on that date, you will be entitled to vote all of the units representing limited partner interests of Legacy Reserves LP, each referred to as a Unit, that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting. We are mailing this proxy statement to unitholders on or about April 27, 2007.

What are the voting rights of the holders of Units?

Each Unit is entitled to one vote on all matters. Your proxy card indicates the number of Units that you owned as of the record date.

Who is soliciting my proxy?

Our general partner’s board of directors on behalf of Legacy Reserves LP is soliciting proxies to be voted at the Annual Meeting.

How do I vote by proxy?

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (Steven H. Pruett or William M. Morris the individuals named as proxies on your proxy card) will vote your Units as you have directed. Unless otherwise directed in the proxy card, your proxy will vote your Units for the election of the seven director nominees proposed by our general partner’s board of directors.

If any other matter is presented, it is the intention of the persons named in the enclosed proxy card to vote proxies held by them in accordance with their best judgment. At the time this proxy statement went to press, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

How may I revoke my signed proxy card?

You may revoke your proxy card or change your vote at any time before your proxy is voted at the Annual Meeting. You can do this in one of three ways:

•	First, you can send a written notice in advance of the meeting to our Secretary at 303 W. Wall, Suite 1400, Midland, Texas 79701, stating that you would like to revoke your proxy.

•	Second, you can complete and submit a later-dated proxy card.

•	Third, you can attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not alone revoke your proxy unless you vote at the meeting as described below.

If you have instructed a broker to vote your Units, you must follow directions received from your broker to change those instructions.

What does it mean if I get more than one proxy card?

It indicates that your Units are held in more than one account, such as two brokerage accounts registered in different names. You should complete each of the proxy cards to ensure that all of your Units are voted. We encourage you to register all of your brokerage accounts in the same name and address for better service. You may do this by contacting our transfer agent, Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078, Telephone: (781) 575-4238.

How do I vote in person?

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your Units are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the Units on the record date.

Quorum and Required Votes

How many votes are needed to hold the meeting?

A majority of the outstanding Units as of the record date must be represented at the meeting in order to hold the meeting and conduct business. This is called a quorum. As of April 16, 2007, there were 26,066,596 Units outstanding held by approximately 4,270 persons. Unitholders are entitled to one vote, exercisable in person or by proxy, for each Unit, held by such Unitholder on the record date.

Units are counted as present at the Annual Meeting if:

•	the unitholder is present and votes in person at the meeting,

•	the unitholder has properly submitted a proxy card, or

•	under certain circumstances, the unitholder’s broker votes the Units.

Who will count the vote?

Representatives of Computershare Trust Company, N.A., our transfer agent, will tabulate the votes.

How many votes must the nominees have to be elected?

The affirmative vote of holders of a plurality of the Units present or represented by proxy at the meeting and entitled to vote is required for the election of each director nominee. Therefore, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

How are proxies solicited?

Proxies may be solicited by mail, telephone, or other means by our general partner’s officers, directors and our employees. No additional compensation will be paid to these individuals in connection with proxy solicitations. We will pay for distributing and soliciting proxies and will reimburse banks, brokers and other custodians their reasonable fees and expenses for forwarding proxy materials to unitholders.

Additional Questions and Information

If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions, including the procedures for voting your units, you should contact:

Legacy Reserves LP
303 N. Wall, Suite 1400
Midland, Texas 79701
Attention: Steven H. Pruett
President, Chief Financial Officer and Secretary

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

The Amended and Restated Limited Liability Company Agreement of our general partner provides that our general partner’s board of directors will consist of a number of directors as determined from time to time by resolution adopted by a majority of directors then in office, but shall not be less than seven, nor more than nine. Currently, our general partner’s board of directors has seven directors. Each of the nominees for election to the board of directors is currently a director of Legacy Reserves GP, LLC. If elected at the annual meeting, each of the nominees will be elected to hold office for a one year term and thereafter until his successor has been elected and qualified, or until his earlier death, resignation or removal.

Voting

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as may be nominated by our general partner’s board of directors. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Recommendation and Proxies

The board of directors recommends a vote FOR each of the nominees named below.

The persons named in the enclosed proxy card will vote all Units over which they have discretionary authority FOR the election of the nominees named below. Although our general partner’s board of directors does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed persons will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Set forth below is biographical information for each person nominated for a one-year term expiring at the 2008 Annual Meeting. Each of the director nominees is an existing director standing for re-election.

Nominees for Election

Name	Principal Occupation	Age	Director Since

Cary D. Brown	Mr. Brown is Chairman of the board of directors of our general partner and Chief Executive Officer of our general partner and has served in such capacities since our founding in October 2005. Prior to October 2005, Mr. Brown co-founded two businesses, Moriah Resources, Inc. and Petroleum Strategies, Inc. Moriah Resources, Inc. was formed in 1992 to acquire oil and natural gas reserves. Petroleum Strategies, Inc. was formed in 1991 to serve as a qualified intermediary in connection with the execution of Section 1031 transactions for major oil companies, public independents and private oil and natural gas companies. Mr. Brown has served as Executive Vice President of Petroleum Strategies, Inc. since its inception in 1991. Mr. Brown served as an auditor for Grant Thornton in Midland, Texas from January 1990 to June 1991 and for Deloitte & Touche in Houston, Texas from June 1989 to December 1989. Mr. Brown is a certified public accountant. In 1995, Mr. Brown also founded and organized The Executive Oil Conference held in Midland, Texas, which draws over 300 oil and natural gas industry professionals each year. Mr. Brown has a Bachelors of Business Administration, with honors, from Abilene Christian University. Mr. Brown has 17 years of experience in the oil and natural gas industry with 15 years of experience in the Permian Basin.	40	October 2005

Name	Principal Occupation	Age	Director Since

Kyle A. McGraw	Mr. McGraw is a member of the board of directors of our general partner and also serves as the Executive Vice President — Business Development and Land of our general partner and has served in such capacities since our founding in October 2005. Mr. McGraw joined Brothers Production Company in 1983, and has served as its General Manager since 1991 and became President in 2003. During his 23 year tenure at Brothers Production Company, Mr. McGraw has served in numerous capacities including reservoir and production engineering, acquisition evaluation and land management. Mr. McGraw is a registered professional engineer (inactive status) in the state of Texas. Mr. McGraw has a Bachelor of Science in Petroleum Engineering from Texas Tech University. Mr. McGraw has 24 years of experience in the oil and natural gas industry in the Permian Basin.	47	October 2005
Dale A. Brown	Mr. Brown is a member of the board of directors of our general partner and has served in such capacity since our founding in October 2005. Mr. Brown has been President of Moriah Resources, Inc. since its inception in 1992 and President of Petroleum Strategies, Inc. since he co-founded it in 1991 with his son, Cary D. Brown. Mr. Brown is a certified public accountant. Mr. Brown has a Bachelor of Science in Accounting from Pepperdine University.	64	October 2005
G. Larry Lawrence	Mr. Lawrence has been a member of the board of directors of our general partner since May 1, 2006. Since June 2006, Mr. Lawrence has been self-employed as a management consultant doing business as Crescent Consulting. From May 2004 through April 2006 Mr. Lawrence served as Controller of Pure Resources, an exploration and production company and a wholly-owned subsidiary of Unocal Corporation which was acquired by Chevron Corporation. From June 2000 through May 2004, Mr. Lawrence was a practice manager of the Parson Group, LLC, a financial management consulting firm whose services included Sarbanes Oxley engagements with oil and natural gas industry clients. From 1973 through May 2000, Mr. Lawrence was employed by Atlantic Richfield Company (ARCO) where he most recently (from 1993 through 2000) served as Controller of ARCO Permian. Mr. Lawrence has a Bachelor of Arts in Accounting, with honors, from Dillard University.	55	May 2006

Name	Principal Occupation	Age	Director Since

William D. (Bill) Sullivan	Mr. Sullivan was appointed to the board of directors of our general partner upon completion of our private equity offering on March 15, 2006. Since May 2004, Mr. Sullivan has served as a director of St. Mary Land & Exploration Company, a publicly traded exploration and production company and Targa Resources GP, LLC, (the general partner of Targa Resource Partners LP) since February 14, 2007. From May 2004 through its sale in August 2005, Mr. Sullivan served as a director of Gryphon Exploration Company, a privately held exploration and production company. Prior to joining the board of directors of St. Mary Land & Exploration Company and Gryphon Exploration Company, Mr. Sullivan was employed in various capacities by Anadarko Petroleum Corporation from 1981 to August 2003, most recently as Executive Vice President, Exploration and Production (from August 2001 through August 2003). From June 15, 2005 to August 5, 2005, Mr. Sullivan was president and CEO of Leor Energy L.P., a privately held exploration and production company. Mr. Sullivan has a Bachelor of Science in Mechanical Engineering, with high honors, from Texas A&M University.	50	March 2006
S. Wil VanLoh, Jr.	Mr. VanLoh is a member of the board of directors of our general partner and has served in such capacity since our founding in October 2005. Since 1997, Mr. VanLoh has been Managing Partner of Quantum Energy Partners, a private equity firm specializing in the energy industry. Prior to co-founding Quantum Energy Partners in 1997, Mr. VanLoh co-founded Windrock Capital, Ltd., an energy investment banking firm specializing in raising private equity and providing merger, acquisition and divestiture advice for energy companies. Between 1992 and 1993, Mr. VanLoh was an investment banking analyst in Kidder, Peabody & Co.’s Natural Resources Group and also with NationsBank Investment Banking. Mr. VanLoh currently serves on the boards of a number of portfolio companies of Quantum Energy Partners, all of which are private energy companies. Mr. VanLoh currently serves as a board member and treasurer of the Houston Producers Forum and a member of the IPAA Finance Committee. Mr. VanLoh has a Bachelor of Business Administration from Texas Christian University.	36	October 2005

Name	Principal Occupation	Age	Director Since

Kyle D. Vann	Mr. Vann was appointed to the board of directors of our general partner upon completion of our private equity offering on March 15, 2006. From 1979 through December 2004 Mr. Vann was employed by Koch Industries most recently serving as Chief Executive Officer of Entergy — Koch, LP, an energy trading and transportation company, from its inception in February 2001 through its sale at year end 2004. Mr. Vann continues to serve Entergy as a consultant and serves on the board of Texon, LP, a private petroleum transportation company. On May 8, 2006, Mr. Vann was appointed to the board of directors of Crosstex Energy, L.P., a publicly traded midstream master limited partnership. Mr. Vann has a Bachelor of Science in Chemical Engineering from the University of Kansas.	59	March 2006

CORPORATE GOVERNANCE

Management of Legacy Reserves LP

The directors and officers of Legacy Reserves GP, LLC, as our general partner, manage our operations and activities. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Other than through their ability to elect directors of our general partner as described below, unitholders will not be entitled to directly or indirectly participate in our management or operation.

Our general partner owes a fiduciary duty to our unitholders. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Our general partner therefore may cause us to incur indebtedness or other obligations that are nonrecourse to it.

The limited liability agreement of our general partner provides for a board of directors of not less than seven and not more than nine members.

Our unitholders, including affiliates of our general partner, are entitled to annually elect all of the directors of our general partner. Directors of our general partner hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified.

Board of Directors

During the fiscal year ended December 31, 2006, our general partner’s board of directors held eight meetings. Each director attended at least 75% of the aggregate number of meetings of the board of directors. It is the policy of our general partner’s board of directors to encourage directors to attend each meeting of unitholders. Because our initial public offering closed in January of 2007, we did not hold an Annual Meeting in 2006.

Director Independence

Three members of the board of directors of our general partner serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers, or employees of its affiliates, and must meet the independence and experience standards established by any national securities exchange on which our securities may be listed and the Securities Exchange Act of 1934, as amended, or Exchange Act, and other federal securities laws. Under NASDAQ Global Market, or NASDAQ, listing standards the board of directors must affirmatively determine that a director is independent. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. In addition, the board of directors of our general partner has an audit committee of three directors who meet the independence and experience standards established by NASDAQ and the Exchange Act. The audit committee will review our external financial reporting, recommend engagement of our independent auditors and review procedures for internal auditing and the adequacy of our internal accounting controls. The board of directors of our general partner also has a compensation committee, consisting of three independent members, that administers the Legacy Reserves LP Long-Term Incentive Plan, or LTIP. Additionally, the board of directors of our general partner has a nominating and governance committee, consisting of three independent members, that will nominate candidates to serve on the board of directors of our general partner.

Independent members of the board of directors of our general partner serve as the members of the conflicts (Messrs. Sullivan (chairman), Lawrence and Vann), audit (Messrs. Lawrence (chairman), Sullivan and VanLoh), compensation (Messrs. Vann (chairman), VanLoh and Sullivan) and nominating and governance (Messrs. Sullivan (chairman), Lawrence and Vann) committees. We are not required to have a majority of independent directors on the board of directors of our general partner; however, we currently have a majority of independent directors on the board of directors of our general partner.

Audit Committee

Membership

The audit committee has been established in accordance with Section 10A-3 of the Exchange Act. The board of directors of our general partner has appointed Messrs. Lawrence, Sullivan and VanLoh as members of the audit committee. Each of the members of the audit committee have been determined by the board of directors to be independent under NASDAQ’s standards for audit committee members to serve on its audit committee. In addition, the board of directors has determined that at least one member of the audit committee (Mr. Lawrence) has such accounting or related financial management expertise sufficient to qualify such person as the audit committee financial expert in accordance with Item 401 of Regulation S-K and NASDAQ requirements.

The audit committee met two times, the compensation committee met two times, the nominating and governance committee did not meet as we were not public in 2006, and the conflicts committee met once during 2006. Each director attended at least 75% of the aggregate number of meetings of the committees of the board of directors on which he served during 2006.

Responsibilities

The audit committee assists the general partner’s board of directors in overseeing:

•	our accounting and financial reporting processes;

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our internal audit function and our independent auditors.

The audit committee is also charged with making regular reports to the board of directors of the general partner and preparing any reports that may be required under rules of NASDAQ or the Securities and Exchange Commission, or SEC.

Charter

The board of directors has adopted a charter for the audit committee, a copy of which is available on our website at www.legacylp.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

Compensation Committee

Membership

The compensation committee consists of three members of the board of directors, Messrs. Sullivan, VanLoh and Vann, all of whom have been determined by the board of directors of our general partner to be independent under NASDAQ listing standards. In addition, each member of the compensation committee qualifies as a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act, and as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Mr. Vann is the chair of the compensation committee.

Responsibilities

The committee’s responsibilities under its charter are to:

•	Evaluate and/or develop the compensation policies applicable to the executive officers of the our general partner, which are required to include guidance regarding the specific relationship of performance to executive compensation,

•	Review and approve on an annual basis the corporate goals and objectives with respect to compensation for the Chief Executive Officer,

•	Evaluate at least once a year the Chief Executive Officer’s performance in light of established goals and objectives,

•	Determine and approve the Chief Executive Officer’s compensation,

•	Make recommendations to the Board with respect to the compensation to be paid to the general partner’s other executive officers,

•	Periodically review the compensation paid to non-employee directors (including board and committee chairpersons) and to make recommendations to the board regarding any adjustments,

•	Review and make recommendations to the board with respect to our incentive compensation and other unit-based plans, and

•	Prepare and publish an annual executive compensation report.

Charter

The board of directors has adopted a charter for the compensation committee, a copy of which is available on our website at www.legacylp.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

Nominating and Governance Committee

Membership

The nominating and governance committee consists of Messrs. Lawrence, Sullivan and Vann. Mr. Sullivan serves as the chair of the committee. The board of directors has determined that all members of the nominating and governance committee are independent under NASDAQ listing standards. The purpose of the nominating and governance committee is to:

•	identify, recruit, evaluate and recommend individuals for election to the board and the committees thereof as well as to fill any vacancies, consistent with criteria approved by the board,

•	develop and oversee the general partner’s policies and procedures regarding compliance with applicable laws and regulations relating to the honest and ethical conduct of the general partner’s directors, officers and employees, and senior financial officers (as well as the sole responsibility for granting any waivers thereunder),

•	evaluate annually, based on input from the entire board, the performance of the general partner’s Chief Executive Officer and report the results of the evaluation to the compensation committee, and

•	oversee the evaluations of the board, the committees of the board and management.

Responsibilities

In addition to the purposes of the board listed above, the duties of the nominating and governance committee include:

•	develop a process to be used by the committee in identifying and evaluating candidates for membership on the board and its committees,

•	annually present to the board a list of nominees recommended for election to the board at the annual meeting of unitholders,

•	adopt a policy regarding the consideration of any director candidates recommended by unitholders of the Partnership and the procedures to be followed by such unitholders in making such recommendations,

•	adopt a process for unitholders of the Partnership to send communications to the board, and

•	recommend general matters for consideration by the board including, but not limited to: (i) the structure of board meetings, (ii) director retirement policies, (iii) director and officer insurance policy requirements, (iv) policies regarding the number of boards on which a director may serve, (v) director orientation and training, and (vi) role of the general partner’s executive officers and the outside directorships of such directors.

Director Nominations

Under our amended and restated agreement of limited partnership, unitholders desiring to suggest a board nominee, must give prior written notice to our Secretary regarding the persons to be nominated. The notice must be received at our principal executive offices at the address shown on the cover page within the specified period and must be accompanied by the information and documents specified in the amended and restated agreement of limited partnership. A copy of the amended and restated agreement of limited partnership may be obtained by writing to our Secretary at the address shown on the cover page.

Recommendations by unitholders for directors to be nominated at the 2008 annual meeting of unitholders must be in writing and include sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee’s qualifications can be made and the name, address and the class and number of units owned by such unitholder. Recommendations must be accompanied by a notarized statement executed by the proposed nominee consenting to be named in the proxy statement, if nominated, and to serve as a director, if elected. Notice and the accompanying information must be received at our principal executive office at the address shown on the cover page no later than January 31, 2008 or earlier than January 16, 2008.

The amended and restated agreement of limited partnership does not affect any unitholder’s right to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act. Rule 14a-8 specifies what constitutes timely submission for a unitholder proposal to be included in our proxy statement. Under the SEC’s proxy solicitation rules, to be considered for inclusion in the proxy materials for the 2008 annual meeting of unitholders, unitholder proposals must be received by our Secretary at our principal offices in Midland, Texas by January 31, 2008. Unitholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to us.

Nomination Criteria

The nominating and governance committee is responsible for assessing the skills and characteristics that candidates for election to our general partner’s board of directors should possess, as well as the composition of our general partner’s board of directors as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to our general partner’s board of directors and its committees, as well as consideration of skills and experience in the context of the needs of our general partner’s board of directors. Each candidate must meet certain minimum qualifications, including:

•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the nominee’s service on other public company boards; and

•	skills and expertise complementary to the skills of the existing members of our general partner’s board of directors; in this regard, the board of directors will consider its need for operational, managerial, financial, governmental affairs or other relevant expertise.

The nominating and governance committee may also consider the ability of a prospective candidate to work with the then-existing interpersonal dynamics of our general partner’s board of directors and the candidate’s ability to contribute to the collaborative culture among the members of the board of directors of our general partner.

Based on this initial evaluation, the committee will determine whether to interview the candidate, and if warranted, will recommend that one or more of its members, other members of our general partner’s board of directors or senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the committee ultimately determines its list of nominees and submits it to the full board of directors of our general partner for consideration and approval.

Charter

Our general partner’s board of directors has adopted a charter for the nominating and governance committee, a copy of which is available on our website at www.legacylp.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

Conflicts Committee

Membership

The conflicts committee consists of Messrs. Lawrence, Sullivan and Vann. The board of directors has determined that all members of the conflicts committee are independent under NASDAQ listing standards. Mr. Sullivan serves as the chair of the conflicts committee.

Responsibilities

The conflicts committee, at the request of the board of directors of our general partner, will review specific matters that the board of directors of our general partner believes may involve a conflict of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

Code of Ethics

The board of directors of our general partner has adopted a Code of Ethics and Business Conduct applicable to officers, directors of our general partner and our employees, including the principal executive officer, principal financial officer, principal accounting officer and controller, or those persons performing similar functions, of our general partner. The Code of Ethics and Business Conduct is available on our website at www.legacylp.com and in print to any unitholder who requests it. Amendments to, or waivers from, the Code of Ethics and Business Conduct will also be available on our website and reported as may be required under SEC rules; however, any technical, administrative or other non-substantive amendments to the Code of Ethics and Business Conduct may not be posted. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet addresses or at our website in general is intended or deemed to be incorporated by reference herein.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of the named executive officers of our general partner, Legacy Reserves GP, LLC, should be read together with the compensation tables and related disclosures set forth below.

Introduction

Our general partner manages our operations and activities through its board of directors. Under our partnership agreement, we reimburse our general partner for direct and indirect general and administrative expenses incurred on our behalf, including the compensation of our general partner’s executive officers. Our general partner has not incurred any reimbursable expenses related to the compensation of our general partner’s executive officers for their management of us. Currently, our general partner’s executive officers are employed by our wholly-owned subsidiary, Legacy Reserves Services, Inc., and are directly compensated for their management of us pursuant to their employment agreements. Please read “Executive Compensation — Employment Agreements.”

The five named executive officers of our general partner are Cary D. Brown, Chairman and Chief Executive Officer, Steven H. Pruett, President, Chief Financial Officer and Secretary, Kyle A. McGraw, Executive Vice President — Business Development and Land, Paul T. Horne, Vice President — Operations, and William M. Morris, Vice President, Chief Accounting Officer and Controller.

Corporate Governance

Compensation Committee Authority

Executive officer compensation is administered by the compensation committee of the board of directors of our general partner, which is composed of three members, Messrs. Vann, VanLoh, Jr., and Sullivan (Messrs. Vann and Sullivan joined the board of directors in 2006). The board of directors appoints the compensation committee members and delegates to the compensation committee the direct responsibility for setting compensation for named executive officers, establishing equity and non-equity incentive plans, and administering our LTIP.

The board of directors has determined that each committee member is independent under NASDAQ listing standards, SEC rules and the relevant securities laws, and that each member is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee met once in 2006.

Role of Compensation Experts in Determining 2006 Executive Officer Compensation

The compensation committee is authorized to obtain at company expense compensation surveys, reports on the design and implementation of compensation programs for directors, officers and employees, and other data and documentation as the compensation committee considers appropriate. In addition, the compensation committee has the sole authority to retain and terminate any outside counsel or other experts or consultants engaged to assist it in the evaluation of compensation of our directors and executive officers, including the sole authority to approve such consultants’ fees and other retention terms. The compensation committee did not retain the services of a compensation consultant to assist in the evaluation and design of 2006 executive officer compensation, nor did it consult any compensation surveys or reports. In connection with our initial public offering in January 2007, the compensation committee retained a compensation consultant for 2007. Salaries for 2006 were set prior to the formation of our compensation committee. Factors we considered in determining the salaries include:

•	the qualifications, skills and experience level of the respective named executive officer;

•	the position, role and responsibility of the respective named executive officer in the company; and

•	the direct experience of the respective named executive officer in the oil industry as a whole, and specifically, the Permian Basin.

Executive Officer Compensation Strategy and Philosophy

Our executive officer compensation strategy is designed to attract and retain highly qualified executive officers and to align their interests with those of investors by linking significant components of executive officer compensation with the achievement of our overall goals of growth and financial strength. As many of our executive officers hold units in the partnership, we have attempted to maintain competitive levels of compensation while focusing on the growth of our business. Through this approach, our executives receive salaries for the market value of their services and their performance is further rewarded through the distributions they receive on their holdings of our units. We have limited the magnitude of non-equity incentive awards to date due to our desire to conserve cash which fuels our growth and reduces operating expenses.

Although we do not currently maintain any plan with threshold, target, or maximum amounts of awards that can be earned based on predetermined levels of performance, we granted unit options to each of our named executive officers during 2006. These grants were designed to reward our executives for their performance in assembling a private offering of our securities during the year and encourage their further efforts in growing our business and pursuing an initial public offering of our units. Due to our desire to treat our executive officers equally, each executive received a grant of 20,000 unit options. This approach of equal option grants among our executive officers may not be used in the future.

We may develop equity and non-equity incentive plans in the future and make bonus payments to our named executive officers.

At our named executive officers’ 2006 compensation levels, we did not believe that Internal Revenue Code Section 162(m) would be applicable and accordingly, did not consider it in setting 2006 compensation levels.

Components of Compensation

Base Salaries

It is the intent of the compensation committee to have the base salaries of our named executive officers reviewed on an annual basis as well as at the time of a promotion or other material change in responsibilities.

Adjustments in base salary may be based on an evaluation of individual performance, our company-wide performance and the individual’s contribution to our performance. Upon Mr. Morris’ assumption of the role of Chief Accounting Officer, Mr. Morris’ base salary was raised by $25,000 to its current level to reflect his additional responsibilities. No other salary adjustments were made in 2006. See “Executive Compensation — Summary Compensation Table.”

Long-Term Incentive Compensation

Overview

We currently administer long-term incentive compensation awards through our LTIP adopted in March 2006. The plan is administered by the compensation committee of the board of directors of our general partner and permits the grant of awards covering an aggregate of 2,000,000 units. The purpose of the plan is to promote the interests of our unitholders by encouraging our employees, directors and other service providers to acquire or increase their equity interest in us, thereby giving them the added incentive to work toward our continued growth and success. The plan permits awards of unit grants, restricted units, phantom units, unit options, unit appreciation rights, performance based units and other forms of equity compensation.

As of December 31, 2006, grants of awards covering 333,866 units have been made including 65,116 restricted units and 268,750 unit options. We have awarded unit options as the primary form of equity compensation. We selected this form because of the favorable accounting and tax treatment and the expectation by key employees that part of their compensation would be derived from options to purchase units in the partnership.

Unit option awards have been tied to the performance of the named executive officers in expanding the business and preparing us for a private offering of our units. All unit-based awards we have made have been time-based. Time-based awards vest in accordance with vesting schedules determined by our general partner’s board of directors and its compensation committee. The unit options and restricted units we awarded to the named executive officers in 2006 vest one-third each year over three years. Our belief is that time-based awards more closely align our executives’ interests with those of our unitholders by providing a greater incentive for long-term performance.

We consider long-term equity incentive compensation to be an important element of our compensation program for named executive officers. We believe that meaningful equity participation by each named executive officer to be a strong motivating factor that will result in significant increases in value and in growth. This belief is reflected in the aggregate awards of unit options and restricted units that have been made to named executive officers that did not already have a significant interest in our units.

Our general partner’s board of directors, or its compensation committee, in its discretion may terminate, suspend or discontinue the LTIP at any time with respect to any award that has not yet been granted. Our general partner’s board of directors, or its compensation committee, also has the right to alter or amend the LTIP or any part of the plan from time to time, including increasing the number of units that may be granted, subject to unitholder approval as required by the exchange upon which the units are listed at that time. However, no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the participant.

Unit grants

The LTIP permits the grant of units. A unit grant is a grant of units that vests immediately upon issuance.

Restricted Units and Phantom Units

A restricted unit is a unit that is subject to forfeiture prior to the vesting of the award. A phantom unit is a notional unit that entitles the grantee to receive a unit upon the vesting of the phantom unit or, in the discretion of the compensation committee, cash equivalent to the value of a unit. The compensation committee may make grants under the plan of restricted units and phantom units to employees, consultants and directors containing such terms, consistent with the plan, as the compensation committee shall determine. The compensation committee will determine the period over which the restricted units and phantom units granted to employees, consultants and directors will vest. The compensation committee may base vesting upon the achievement of specified financial objectives or on the grantee’s completion of a period of service. In addition, the restricted units and phantom units will vest upon a change of control of Legacy Reserves LP or our general partner, unless provided otherwise by the compensation committee in the award agreement.

If the grantee’s employment, service relationship or membership on the board of directors terminates for any reason, the grantee’s restricted units and phantom units will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise in the award agreement or waives (in whole or in part) any such forfeiture. Units to be delivered in connection with the grant of restricted units or upon the vesting of phantom units may be units acquired by us on the open market, or from any other person, or we may issue new units, or any combination of the foregoing. Our general partner is entitled to reimbursement by us for the cost incurred in acquiring units. Thus, the cost of the restricted units and the delivery of units upon the vesting of phantom units will be borne by us. If we issue new units in connection with the grant of restricted units or upon vesting of the phantom units, the total number of units outstanding will increase. The compensation committee, in its discretion, may provide for tandem distribution rights with respect to restricted units and grant tandem distribution equivalent rights with respect to phantom units that entitle the holder to receive cash equal to any cash distributions made on units prior to the vesting of a restricted or phantom unit.

Unit Options and Unit Appreciation Rights

The LTIP permits the grant of options covering units and the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a unit on the exercise date over the exercise price established for the unit appreciation right. Such excess may be paid in units, cash, or a combination thereof, as determined by the compensation committee in its discretion. The compensation committee will be able to make grants of unit options and unit appreciation rights under the plan to employees, consultants and directors containing such terms as the committee shall determine consistent with the plan. Unit options and unit appreciation rights may not have an exercise price that is less than the fair market value of the units on the date of grant. In general, unit options and unit appreciation rights granted will become exercisable over a period determined by the compensation committee. In addition, the unit options and unit appreciation rights will become exercisable upon a change in control of Legacy Reserves LP or our general partner, unless provided otherwise by the committee in the award agreement. The compensation committee, in its discretion may grant tandem distribution equivalent rights with respect to unit options and unit appreciation rights.

Upon exercise of a unit option (or a unit appreciation right settled in units), we will acquire units on the open market or from any other person or we may issue new units, or any combination of the foregoing. If we issue new units upon exercise of the unit options (or a unit appreciation right settled in units), the total number of units outstanding will increase, and our general partner will pay us the proceeds it receives from an optionee upon exercise of a unit option. The availability of unit options and unit appreciation rights is intended to furnish additional compensation to employees, consultants and directors and to align their economic interests with those of unitholders.

In 2006, we made awards of unit options and restricted units under our LTIP. On March 15, 2006, we made a grant of 35,077 restricted units to Mr. Morris in connection with his employment agreement that are subject to three year vesting. Mr. Morris’ restricted unit award is also subject to accelerated vesting under certain conditions. On July 17, 2006, we made grants of 20,000 unit options that are subject to three year vesting to each of our named executive officers to reward their efforts in completing our March 2006 private offering.

Unit Option Practices

Due to our limited operating history, we have not yet established any set methodology for awarding unit options. Although our LTIP permits us to award options under a variety of circumstances, we have not yet analyzed a uniform standard for the type of awards that we will make or any standard vesting schedule tied to the options or other rights we may grant. We have not back-dated any option awards. The option grants we have made to date had an exercise price that corresponded with the offering price to purchasers of our units in a private offering we conducted in March 2006, the price at which our units traded on the Portal Market, the price to the public of our units in our January 2007 initial public offering, or the market value of our units at the close of trading on the date of the grant. Any option grants we may make in the future will have an exercise price equal to the market value of our units at the close of trading on the date of the grant.

As a privately owned partnership, there had been no public market for our units. Accordingly, in 2006, we had no program, plan or practice pertaining to the timing of unit option grants to executive officers coinciding with the release of material non-public information.

Perquisites and Other Personal Benefits

Our principal executive office is in Midland, Texas, and our named executive officers are required to travel often due to the expansive nature of the oil and natural gas business. Due to the frequent travel involved, our employees are not required to maintain their primary residences in Midland, and we pay for certain travel to and from their residences. In 2006, we required Mr. Pruett to discharge a majority of his executive responsibilities in Midland. Accordingly, we deemed it appropriate and economically efficient to reimburse Mr. Pruett for airline flights and car rental expenses when traveling to and from our office in Midland. Because Mr. Pruett’s principal city of residence is Houston, we determined for disclosure purposes and in considering his compensation that the amounts allocable to Mr. Pruett for his air transportation to and from Midland should be viewed as perquisites. See “Executive Compensation — Summary Compensation Table” below for the amount attributable to Mr. Pruett for this benefit in 2006.

We maintain a 401(k) plan. The plan permits eligible full-time employees, including named executive officers, to make voluntary, pre-tax contributions to the plan up to a specified percentage of compensation, subject to applicable tax limitations. We may make a discretionary matching contribution to the plan for each eligible employee equal to 4.0% of an employee’s annual compensation not in excess of $220,000 for 2006, subject to applicable tax limitations. Eligible employees who elect to participate in the plan are generally vested in any matching contribution after commencement of employment with the company. The plan is intended to be qualified under Section 401(a) of the Internal Revenue Code so that contributions to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan, and so that contributions, if any, will be deductible when made.

We maintain an employee benefit plan that provides our employees with the opportunity to enroll in our health, dental and life insurance plans. We pay all of our employees’ health and life insurance premiums. Our dental plan requires the employee to pay a portion of the premium, with the company picking up the remainder. We provide these benefits so that we will remain competitive in the employment market and offer the benefits to all employees on the same basis.

Unit Ownership Requirements

We do not currently have any policy or guideline that requires a specified ownership of our units by our directors or executive officers or unit retention guidelines applicable to equity-based awards granted to directors and executive officers. Although we do not have a policy requiring ownership, each of our named executive officers directly or indirectly owns units.

As of December 31, 2006, our named executive officers as a group beneficially owned 7,166,336 units and options to acquire 100,000 units. If all options were exercised, our named executive officers would have beneficially owned approximately 39.3% of our issued and outstanding units. See “Executive Compensation — Outstanding Equity Awards at Fiscal 2006 Year-End” for outstanding options held by our named executive officers.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee of the board of directors of Legacy Reserves GP, LLC held one meeting during fiscal year 2006. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the compensation committee, the compensation committee has recommended to the board of directors of Legacy Reserves GP, LLC that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the compensation committee of the board of directors of Legacy Reserves GP, LLC:

Kyle D. Vann (Chair)
William D. Sullivan
S. Wil VanLoh, Jr.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the aggregate compensation awarded to, earned by or paid to our named executive officers serving at December 31, 2006.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
				Unit	Option	Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Name and Principal Position	Year	($)(a)	($)	($)	($)(b)	($)	Earnings	($)	($)

Cary D. Brown	2006	$150,000	—	—	$9,338	—	—	—	$159,338
Chairman of the Board and Chief Executive Officer
Steven H. Pruett	2006	$131,250	$14,000	—	$9,338	—	—	$10,305 (c)	$164,893
President, Chief Financial Officer and Secretary
Kyle A. McGraw	2006	$112,500	—	—	$9,338	—	—	—	$121,838
Director, Executive Vice President — Business Development and Land
Paul T. Horne	2006	$112,625	$12,000	—	$9,338	—	—	—	$133,963
Vice President — Operations
William M. Morris	2006	$111,797	$40,000	$158,462 (d)	$9,338	—	—	$31,478 (e)	$351,045
Vice President, Chief Accounting Officer and Controller

(a)	Salaries were paid to officers beginning April 1, 2006.

(b)	All options granted have an exercise price equal to the market value of the option on the date of grant in accordance with FAS 123(R). The exercise price for these options was determined by our compensation committee based on an approximation of the current value of our units in relation to the price at which our units were (i) sold in our March 2006 private equity offering, (ii) traded on the Portal Market, or (iii) the price to the public of our units sold in the initial public offering. The amount shown is the compensation expense recognized for the year ended December 31, 2006, which is based upon the straight-line amortization of the grant date fair value.

(c)	Reflects value of perquisites we paid for Mr. Pruett’s travel to and from our offices in Midland from his residence in Houston.

(d)	Reflects the 2006 compensation expense recognized based upon the straight-line amortization of the grant date fair value of the 35,077 restricted units granted to Mr. Morris on March 15, 2006 under his employment agreement using the price at which our units were sold in our March 2006 private equity offering.

(e)	Reflects the unit distributions received by Mr. Morris on his unvested restricted units.

Grants of Plan-Based Awards for Fiscal Year 2006

The following table sets forth the payments that may be made under our LTIP.

							All Other
							Option	Exercise
						All Other	Awards:	or Base
						Unit	Number of	Price of	Grant Date
		Date	Estimated Future Payouts Under			Awards:	Securities	Option	Fair Value
	Grant	Action	Equity Incentive Plan Awards			Number	Underlying	Awards	of Unit and
Name	Date	Taken(a)	Threshold	Target	Maximum	of Units	Options	($/Unit)	Option Awards

Cary D. Brown	7/17/06	6/29/06	—	—	—	—	20,000	$17.00	$52,400
Steven H. Pruett	7/17/06	6/29/06	—	—	—	—	20,000	$17.00	$52,400
Kyle A. McGraw	7/17/06	6/29/06	—	—	—	—	20,000	$17.00	$52,400
Paul T. Horne	7/17/06	6/29/06	—	—	—	—	20,000	$17.00	$52,400
William M. Morris	7/17/06	6/29/06	—	—	—	35,077	20,000	$17.00	$648,709	(b)

(a)	Reflects the date on which the compensation committee was deemed to take action in making a grant of unit options.

(b)	Includes the grant date fair value of the 35,077 restricted units granted to Mr. Morris on March 15, 2006 under his employment agreement using the price at which our units were sold in our March 2006 private equity offering.

Employment Agreements

Through our wholly-owned subsidiary Legacy Reserves Services, Inc. we have employment agreements with each of our executive officers. These agreements establish that each of our named executive officers is employed by Legacy Reserves Services, Inc., and provide for the employment of Mr. Brown as Chief Executive Officer, Mr. Pruett as President and Chief Financial Officer, Mr. McGraw as Executive Vice President — Business Development and Land, Mr. Horne as Vice President — Operations and Mr. Morris as Controller of our general partner. Each of these agreements became effective upon the completion of our private placement on March 15, 2006, and is terminable either by the executive or by us at any time.

Base Salaries

The employment agreements provide that Messrs. Brown, Pruett, McGraw, Horne and Morris will receive an annual base salary of $200,000, $175,000, $150,000, $150,000 and $125,000, respectively. The board of directors of our general partner approved an increase in Mr. Morris’ annual base salary to $150,000 effective May 1, 2006. The agreements provide that each executive officer is entitled to participate in equity and non-equity incentive programs that we may establish from time to time and incentive compensation will be paid at the discretion of the board of directors of our general partner.

Intellectual Property and Non-Compete Clauses

The employment agreements with each of our named executive officers require that the executive officer must promptly disclose and assign any individual rights that he may have in any intellectual property and business opportunities to us. For purposes of the agreement, intellectual property includes inventions, discoveries, processes, designs, methods, substances, articles, computer programs, or improvements and business opportunities include business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located. Under the non-compete provisions of these agreements, the executive officers are prohibited from engaging or participating, with any person or entity, in any activity pertaining to the leasing, acquiring, exploring, producing, gathering or marketing of hydrocarbons during the term of the executive officer’s employment and the executive officer may not invest in any other such business unless prior approval is granted in writing by our general partner’s board of directors. The non-compete provisions limit the executives’ right to engage in these activities for a period of six months after termination of employment in counties where we do business, six months in adjacent counties, and limit investment to $500,000 in publicly traded companies engaged in similar businesses for a period of one year after termination unless such competitive activity is approved in writing by a majority of the independent directors of our general partner’s board of directors. The employment agreements also prohibit the executive officer from soliciting any of our employees or customers for two years following termination.

The employment agreements prohibit the executive officers from engaging in or participating in any publicly traded partnership or limited liability company or privately held company contemplating an initial public offering as a limited partnership or a limited liability company that is in direct competition with us for one year following the termination of employment.

The non-compete provisions contained in the employment agreements will not apply to investments by the executive officers made prior to the effective date of their respective employment agreements, provided that the investments were identified in the employment agreement. In addition, the non-compete provisions will not apply if we terminate the executive officer’s employment within one year following a change of control.

Severance and Change in Control Payments

Pursuant to the terms of the employment agreements, we may be obligated to make severance payments to our named executive officers following the termination of their employment. These benefits are described below under “— Benefits Payable Upon Termination or Change in Control.”

In the event that any payments to which any named executive officer is entitled becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the board may provide for the payment of, or otherwise reimburse the executive for the amount of the excise tax. Additionally, to the extent any payments to which any named executive officer is entitled is deemed to constitute non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code, then we will have the discretion to adjust the terms of such payment or benefit as we deem necessary to comply with the requirements of Section 409A to avoid the imposition of any excise tax or other penalty with respect to such payment or benefit under Section 409A.

Benefits Payable Upon Termination or Change in Control

The following table presents, for each named executive officer, the potential post-employment payments and payments on a change in control as of December 31, 2006. Set forth below the table is a description of certain post-employment arrangements with our named executive officers, including the severance benefits and change in control benefits to which they are entitled under their employment agreements.

		Before Change in	After Change in
		Control w/o	Control w/o
		Cause or for	Cause or for
Named Executive Officer	Benefit	Good Reason	Good Reason

Cary D. Brown	Severance(a)	$400,000	$600,000
	Bonus(b)	—	—
	Benefits(c)	$22,800	$34,200
	Unit Options(d)	$52,400	$52,400
Steven H. Pruett	Severance(a)	$350,000	$525,000
	Bonus(b)	$28,000	$42,000
	Benefits(c)	$22,800	$34,200
	Unit Options(d)	$52,400	$52,400
Kyle A. McGraw	Severance(a)	$300,000	$450,000
	Bonus(b)	—	—
	Benefits(c)	$22,800	$34,200
	Unit Options(d)	$52,400	$52,400
Paul T. Horne	Severance(a)	$300,000	$450,000
	Bonus(b)	$24,000	$36,000
	Benefits(c)	$22,800	$34,200
	Unit Options(d)	$52,400	$52,400
William M. Morris	Severance(a)	$300,000	$450,000
	Bonus(b)	$80,000	$120,000
	Benefits(c)	$22,800	$34,200
	Units Options(d)	$52,400	$52,400
	Restricted Units(e)	$666,463	$666,463

(a)	If terminated without cause, or executive terminates with good reason, executive is entitled to an amount equal to two years’ annual salary, or three years’ annual salary if termination occurs within one year of a change of control.

(b)	Executives are entitled to an average of bonus paid over past two years plus the pro-rata bonus earned in year of termination but unpaid at the time of termination.

(c)	Executives are entitled to COBRA benefits for the shorter of the severance period or the time at which executive receives substantially similar benefits from a subsequent employer.

(d)	Reflects grant date fair value of the 20,000 unit options granted on July 17, 2006.

(e)	Reflects value of restricted units based on the IPO price of $19.00 on January 11, 2007.

Severance Benefits

Under the employment agreements, we may be obligated to make severance payments following the termination of each executive officer’s employment if we terminate him without cause or he terminates his employment for good reason, subject to certain cure periods. “Cause” is defined under each employment agreement as:

•	the executive officer’s conviction of or plea of nolo contendere to any felony or crime or offense causing substantial harm to the partnership, general partner, or its direct or indirect subsidiaries, or involving acts of theft, fraud, embezzlement, moral turpitude or similar conducts;

•	the executive officer’s repeated intoxication by alcohol or drugs during the performance of his duties;

•	the executive officer’s malfeasance in the conduct of the executive’s duties including, but not limited to, willful and intentional misuse or diversion of any funds, embezzlement or fraudulent or willful material misrepresentations or concealments on any written reports;

•	the executive officer’s material failure to perform the duties of his employment consistent with his position, expressly including the provisions of the agreements or material failure to follow or comply with the reasonable and lawful written directives of the board;

•	a material breach of the employment agreement; or

•	a material breach by the executive officer of written policies of the partnership, the general partner, or any of our direct or indirect subsidiaries.

Each named executive officer will have a fifteen day cure period prior to termination for cause under these agreements.

“Good reason” is defined under each employment agreement as:

•	a reduction in the executive officer’s base salary;

•	the relocation of the executive officer’s primary place of employment to a location more than twenty miles from Midland, Texas; or

•	any material reduction in the executive officer’s title, authority or responsibilities.

If the employment of any named executive officer is terminated by us for cause or by the executive officer without good reason, we are not obligated to make any severance payments to the executive officer. The amount that an executive officer is entitled to receive upon a termination of his employment by us without cause or by the executive officer with good reason is based on the executive officer’s salary and his incentive compensation. Under the severance provisions of each executive officer’s employment agreement, they are each entitled to severance pay in the amount of two years’ of annual base salary payable monthly at the highest rate in effect at any time during the thirty-six month period prior to termination, a lump sum payment equal to the average annual bonus of the two years preceding the termination and an amount equal to the executive’s pro-rata bonus for the fiscal year in which the termination occurs. In addition, the executive officers are entitled to the full costs of the executive’s COBRA continuation coverage for the shorter of the severance period or the time when the executive receives substantially similar benefits from a subsequent employer. In addition, Messrs. Brown and McGraw would have the right to exercise one demand registration right each.

Change in Control Benefits

Pursuant to the employment agreements, we may be required to make payments to named executive officers upon a change in control, which occurs upon any of the following:

•	the acquisition by any individual or entity of beneficial ownership of 35% or more of either (i) the then-outstanding equity interests of the partnership or (ii) the combined voting power of the then-outstanding voting securities of the partnership entitled to vote generally in the election of directors. Indirect or direct acquisitions by the partnership, business combinations that do not result in a change of equity ownership with combined voting power of more than 50%, transactions where at least a majority of the members of the board of directors of our general partner of any entity resulting from a business combination were members of the board at the time of the execution of the initial agreement for such a transaction, or any acquisition arising out of or in connection with an initial public offering or private placement of our securities;

•	where individuals who constitute the board at the time of the agreement cease to constitute at least a majority of the board, unless an individual becoming a director subsequent to the date of the agreement was approved by a vote of at least a majority of the directors then comprising the board, excluding any individual whose election occurs as a result of an actual or threatened election contest;

•	consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the partnership or any of its subsidiaries, a sale or other disposition of all assets or equity interests of another entity by the partnership or any of its subsidiaries unless all or substantially all of the individuals and entities that were the beneficial owners of the outstanding equity and voting securities immediately prior to such transaction beneficially own more than 50% of the then-outstanding equity interests and the combined voting power of the then-outstanding voting securities entailed to vote after such business transaction in substantially the same proportions as their ownership immediately prior to such transaction, no person beneficially owns 35% or more of the entity resulting from such transaction, except to the extent that such ownership existed prior to the transaction, or at least a majority of the members of the board of directors of the corporation or equivalent body of any other entity resulting from such transactions were members of the board at the time of the execution of the initial agreement or of the action of the board providing for such transaction; or

•	consummation of a complete liquidation or dissolution of the partnership.

If a termination without cause or by the executive officer with good reason occurs within one year following a change in control the executive officer will be entitled to a payment of thirty-six months of his annual base salary determined at the highest rate in effect at any time during the thirty-six month period prior to termination, payable in a lump sum within thirty days. In addition, the executive will be entitled to receive the average annual bonus of the two years preceding the termination, an amount equal to the executive’s pro-rata bonus for the fiscal year in which the termination occurs and the full costs of the executive’s COBRA continuation coverage for the shorter of the severance period or the time when the executive receives substantially similar benefits from a subsequent employer.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table reflects all of the outstanding equity awards held by our named executive officers as of December 31, 2006.

	Option Awards
			Equity
			Incentive
			Plan Awards:
	Number of	Number of	Number
	Securities	Securities	of Securities				Unit Awards
	Underlying	Underlying	Underlying				Number of		Market Value
	Unexercised	Unexercised	Unexercised	Option			Units That		of Units That
	Options (#)	Options (#)	Unearned	Exercise	Option		Have Not		Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Expiration Date		Vested (#)		Vested ($)

Cary D. Brown	—	20,000	—	$17.00	July 16, 2011	(a)	—		—
Steven H. Pruett	—	20,000	—	$17.00	July 16, 2011	(a)	—		—
Kyle A. McGraw	—	20,000	—	$17.00	July 16, 2011	(a)	—		—
Paul T. Horne	—	20,000	—	$17.00	July 16, 2011	(a)	—		—
William M. Morris	—	20,000	—	$17.00	July 16, 2011	(a)	35,007	(b)	$666,463	(c)

(a)	Options vest one-third annually commencing March 15, 2007 and expire five years from the grant date of July 17, 2006.

(b)	Includes 35,077 restricted units granted on March 15, 2006 which vest one-third annually commencing March 15, 2007.

(c)	Reflects value of restricted units based on the IPO price of $19.00 on January 11, 2007.

Option Exercises and Units Vested in 2006

No options were exercised and no unit awards vested during 2006.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 with respect to the units that may be issued under our existing equity compensation plans.

	Number of Securities	Weighted Average
	to be Issued Upon	Exercise Price of	Number of Securities
	Exercise of	Outstanding	Remaining Available for
	Outstanding Options,	Options, Warrants	Future Issuance Under
Plan Category	Warrants and Rights	and Rights	Equity Compensation Plan

Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders(a)	260,000	$17.01	1,666,134

Total	260,000	$17.01	1,666,134

(a)	Please read “Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive Compensation” for a description of the material features of the plan, including the awards that may be granted under the plan. This plan did not require approval by our limited partners.

DIRECTOR COMPENSATION

Officers or employees of our general partner and its affiliates who also serve as directors of our general partner did not receive additional compensation for their board service in 2006. In accordance with this policy, neither Cary D. Brown nor Kyle McGraw received any compensation for their service as a director in 2006. Each non-employee director and independent director was entitled to receive an annual retainer of $25,000 and up to $1,000 for each board of directors and committee meeting in excess of four per year. While Messrs. Dale A. Brown and VanLoh opted not to accept the annual retainer of $25,000 and meeting fees for their service as a director in 2006, they will each be paid an annual retainer and meeting fees in 2007.

Each non-employee director and independent director received a grant of 1,750 units pursuant to LTIP effective upon appointment to the board of directors of our general partner. In accordance with this policy, on May 1, 2006, Messrs. Dale A. Brown, Lawrence, Sullivan, VanLoh, Jr. and Vann received initial grants of 1,750 units for their service on our general partner’s board of directors during 2006.

In addition to the annual retainer and units paid to board members, the chairman of our audit, conflicts, compensation, and nominating and governance committees each received an annual retainer for their additional service. For 2006, Mr. Lawrence received $10,000 as chairman of the audit committee, Mr. Sullivan received $5,000 as chairman of both the conflicts committee and nominating and governance committee, and Mr. Vann received $5,000 as chairman of the compensation committee.

Our general partner’s directors are eligible to receive awards under the LTIP but do not participate in any non-equity incentive plan, pension plan, or deferred compensation plan. Each non-employee director and independent director is reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.

The following table sets forth the aggregate compensation awarded to, earned by or paid to our general partner’s directors during 2006.

Director Compensation for the 2006 Fiscal Year

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
	Fees Earned		Unit	Option	Incentive Plan	Deferred	All Other
	or Paid		Awards	Awards	Compensation	Compensation	Compensation	Total
	in Cash ($)		($)(a)	($)	($)	Earnings	($)	($)

Dale A. Brown	—	(b)	$29,750	—	—	—	—	$29,750
G. Larry Lawrence	$40,000		$29,750	—	—	—	—	$69,750
William D. Sullivan	$36,000		$29,750	—	—	—	—	$65,750
S. Wil VanLoh, Jr.	—	(b)	$29,750	—	—	—	—	$29,750
Kyle D. Vann	$35,000		$29,750	—	—	—	—	$64,750

(a)	Reflects the aggregate grant date fair value computed in accordance with FAS 123R. All of the units were priced at $17 per unit, which reflects the offering price of our units in our private equity offering closed March 15, 2006.

(b)	While Messrs. Dale A. Brown and VanLoh opted not to receive the retainer and meeting fees for their service on our general partner’s board in 2006, they will each be paid an annual retainer and meeting fees in 2007.

MANAGEMENT

Executive Officers

The following table shows information for the executive officers of our general partner.

Name	Age	Position with Legacy Reserves GP, LLC

Cary D. Brown	40	Chief Executive Officer and Chairman of the Board
Steven H. Pruett	45	President, Chief Financial Officer and Secretary
Kyle A. McGraw	47	Director, Executive Vice President — Business Development and Land
Paul T. Horne	45	Vice President — Operations
William M. Morris	54	Vice President, Chief Accounting Officer and Controller

Officers of our general partner serve at the discretion of the board of directors. None of our executive officers and directors are related except for Dale A. Brown and Cary D. Brown, who are father and son.

Cary D. Brown is Chairman of the board of directors of our general partner and Chief Executive Officer of our general partner and has served in such capacities since our founding in October 2005. Prior to October 2005, Mr. Brown co-founded two businesses, Moriah Resources, Inc. and Petroleum Strategies, Inc. Moriah Resources, Inc. was formed in 1992 to acquire oil and natural gas reserves. Petroleum Strategies, Inc. was formed in 1991 to serve as a qualified intermediary in connection with the execution of Section 1031 transactions for major oil companies, public independents and private oil and natural gas companies.

Mr. Brown has served as Executive Vice President of Petroleum Strategies, Inc. since its inception in 1991. Mr. Brown served as an auditor for Grant Thornton in Midland, Texas from January 1990 to June 1991 and for Deloitte & Touche in Houston, Texas from June 1989 to December 1989. Mr. Brown is a certified public accountant. In 1995, Mr. Brown also founded and organized The Executive Oil Conference held in Midland, Texas, which draws over 300 oil and natural gas industry professionals each year. Mr. Brown has a

Bachelors of Business Administration, with honors, from Abilene Christian University. Mr. Brown has 17 years of experience in the oil and natural gas industry with 15 years of experience in the Permian Basin.

Steven H. Pruett is President, Chief Financial Officer and Secretary of our general partner and has served as President and Chief Financial Officer since our founding in October 2005. From January 2005 until he joined our general partner, Mr. Pruett served as a Managing Director at Quantum Energy Partners, a private equity group focused in the energy industry. From August 2004 to December 2004, Mr. Pruett was the President of PSI Management LLC, where his focus was investing in oil and natural gas projects in the Permian Basin. From June 2002 to July 2004, Mr. Pruett was the President of Petroleum Place and its subsidiary, P2 Energy Solutions, an acquisition and divestment advisor and accounting and land software systems developer serving over 100 public oil and natural gas companies. From June 2001 to June 2002, Mr. Pruett was employed by First Permian as its President and Chief Executive Officer until its sale to Energen Corporation. From April 2000 to May 2001, Mr. Pruett served as a Vice President of Enron North America Corp., where he managed 12 active oil and natural gas joint ventures and served as chairman of CGAS, an Appalachian oil and natural gas company. From April 1995 to March 2000, Mr. Pruett was President and Chief Executive Officer of First Reserve Oil & Gas Co., a Permian Basin and Oklahoma oil and natural gas property acquisition and exploitation company. Mr. Pruett has a Bachelor of Science in Petroleum Engineering, with high honors, from the University of Texas and a Masters of Business Administration from Harvard Business School where he was a Baker Scholar. Mr. Pruett has 23 years of experience in the oil and natural gas industry with 18 years of experience in the Permian Basin.

Kyle A. McGraw is a member of the board of directors of our general partner and also serves as the Executive Vice President — Business Development and Land of our general partner and has served in such capacities since our founding in October 2005. Mr. McGraw joined Brothers Production Company in 1983, and has served as its General Manager since 1991 and became President in 2003. During his 23 year tenure at Brothers Production Company, Mr. McGraw has served in numerous capacities including reservoir and production engineering, acquisition evaluation and land management. Mr. McGraw is a registered professional engineer (inactive status) in the state of Texas. Mr. McGraw has a Bachelor of Science in Petroleum Engineering from Texas Tech University. Mr. McGraw has 24 years of experience in the oil and natural gas industry in the Permian Basin.

Paul T. Horne is Vice President — Operations of our general partner and has served in such capacity since our founding in October 2005. From January 2000 to the present, Mr. Horne has served as Operations Manager of Moriah Resources, Inc. From January 1985 to January 2000, Mr. Horne worked for Mobil E&P U.S. Inc. in a variety of petroleum engineering and operations management roles primarily in the Permian Basin. Mr. Horne has a Bachelor of Science in Petroleum Engineering from Texas A&M University. Mr. Horne has 23 years of experience in the oil and natural gas industry with 21 years of experience in the Permian Basin.

William M. Morris is Vice President, Chief Accounting Officer and Controller of our general partner and has served in such capacity since our founding in October 2005. From January 2000 until he joined our general partner in October 2005, Mr. Morris served as Financial Reporting Manager of Titan Exploration Inc. (from January 2000 through May 2000) and continued in that position upon Titan Exploration Inc.’s merger with the Permian Basin Business Unit of Unocal to form Pure Resources, Inc. (from May 2000 to January 2003) and most recently as a Financial Manager for Pure Resources, Inc. (from February 2003 to September 2005). Mr. Morris is a certified public accountant. Mr. Morris has a Bachelor of Science in Applied Mathematics, with honors, from the School of Engineering and Applied Science of the University of Virginia and a Master of Business Administration from Colgate Darden Graduate School of Business Administration of the University of Virginia. Mr. Morris has 26 years of experience in the oil and natural gas industry with 25 years of experience in the Permian Basin.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our units as of April 13, 2007.

•	each person known by us to be a beneficial owner of 5% or more of our outstanding units;

•	each of the directors of our general partner;

•	each named executive officer of our general partner; and

•	all directors and executive officers of our general partner as a group.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as indicated by footnote, to our knowledge the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable. Mr. VanLoh’s address is 777 Walker Street, Suite 2530, Houston, Texas 77002, and the business address for the other beneficial owners listed below is 303 W. Wall, Suite 1400, Midland, Texas 79701.

	Units Beneficially Owned
	Number	Percentage

Name of Beneficial Owner
Moriah Group(a)(b)	7,289,999	28.7%
Moriah Properties, Ltd.(a)	6,747,718	26.6
Brothers Group(a)(c)	4,189,525	16.5
Brothers Production Properties, Ltd.(a)	3,381,780	13.3
Brothers Production Company, Inc.(a)(d)	3,561,661	14.0
MBN Properties LP	3,162,438	12.5
Newstone Group(a)	1,638,861	6.5
Directors and Officers
Dale A. Brown(a)(e)(f)	7,291,749	28.8
Cary D. Brown(a)(g)(h)	6,754,398	26.6
Kyle A. McGraw(h)	6,680	*
S. Wil VanLoh, Jr.(a)(e)(i)(j)	917,630	3.8
Kyle D. Vann(e)	1,750	*
William D. Sullivan(e)	1,750	*
G. Larry Lawrence(e)	4,000	*
Steven H. Pruett(a)(h)(i)(k)	303,615	1.2
Paul T. Horne(a)(h)(l)	128,363	*
William M. Morris(m)	11,692	*
All directors and executive officers as a group (10 persons)	8,680,589	34.2

*	Percentage of units beneficially owned does not exceed (1%).

(a)	Assumes that the units held by MBN Properties LP will be distributed to the partners of MBN Properties LP, including Moriah Properties, Ltd., Brothers Production Properties, Ltd., Brothers Production Company, Inc., the Newstone Group, SHP Capital LP, DAB Resources, Ltd. and H2K Holdings, Ltd. as follows:

Entity	Number

Moriah Properties, Ltd.	884,175
Brothers Production Properties, Ltd.	457,967
Brothers Production Company, Inc.	24,360
Brothers Operating Company, Inc.	4,872
Newstone Group	1,447,157
SHP Capital LP	191,704
DAB Resources, Ltd.	27,330
H2K Holdings, Ltd.	70,944
J&W McGraw Properties, Ltd.	53,929

Total	3,162,438

(b)	Includes units held by Moriah Properties, Ltd. as well as 542,281 units held by DAB Resources, Ltd., assuming that the units held by MBN Properties LP are distributed to partners of MBN Properties LP as described in footnote (a) above.

(c)	Includes units held by Brothers Production Properties, Ltd. and Brothers Production Company, Inc. as well as 35,976 units held by Brothers Operating Company, Inc. and 591,887 units held by J&W McGraw Properties, Ltd., assuming that the units held by MBN Properties LP are distributed to partners of MBN Properties LP as described in footnote (a) above.

(d)	Brothers Production Company, Inc., in its capacity as general partner of Brothers Production Properties, Ltd., is deemed to beneficially own the partnership interests in us held by Brothers Production Properties, Ltd. as well as 179,882 units it holds directly, assuming that the units held by MBN Properties LP are distributed to partners of MBN Properties LP as described in footnote (a) above.

(e)	Includes 1,750 units granted under the Legacy Reserves LP Long-Term Incentive Plan to each non-employee director.

(f)	Mr. Dale A. Brown is deemed to beneficially own the partnership interests in us held by Moriah Properties, Ltd. as well as 542,281 units held by DAB Resources, Ltd., assuming that the units held by MBN Properties LP are distributed to partners of MBN Properties LP as described in footnote (a) above. Mr. Dale A. Brown and Mr. Cary D. Brown share voting and investment power with respect to the partnership interests in us held by Moriah Properties, Ltd.

(g)	Mr. Cary D. Brown is deemed to beneficially own the partnership interests in us held by Moriah Properties, Ltd. Mr. Dale A. Brown and Mr. Cary D. Brown share voting and investment power with respect to the partnership interests in us held by Moriah Properties, Ltd.

(h)	Includes 6,680 units that may be acquired upon the exercise of vested options.

(i)	Assumes that the units beneficially owned by the Newstone Group will be distributed to the members of the Newstone Group, including entities controlled by Mr. VanLoh and Mr. Pruett as follows:

Entity	Number

Blackstone Investments I, Ltd.	388,458
Blackstone Investments II, Ltd.	142,819
Newstone Capital, LP	239,372
SHP Capital LP	105,231
Trinity Equity Partners I, LP	571,277

Total	1,447,157

(j)	Mr. VanLoh is deemed to beneficially own the units held by Newstone Capital, LP, Trinity Equity Partners I, LP and 105,231 units held by SHP Capital, LP, assuming that the units held by MBN Properties LP are distributed to the partners of MBN Properties LP as described in footnote (a) above and that the units beneficially owned by the Newstone Group will be distributed to the members of the Newstone Group as described in footnote (i) above.

(k)	Mr. Pruett is deemed to beneficially own the 296,935 units held by SHP Capital L.P., assuming that the units held by MBN Properties LP are distributed to partners of MBN Properties LP as described in footnote (a) above.

(l)	Mr. Horne is deemed to beneficially own the 121,683 units held by H2K Holdings, Ltd., assuming that the units held by MBN Properties LP are distributed to partners of MBN Properties LP as described in footnote (a) above.

(m)	Includes 11,692 of the 35,077 restricted units Mr. Morris was granted upon the closing of our private equity offering.

The following table sets forth the beneficial ownership of equity interests of Legacy Reserves GP, LLC:

Name of Beneficial Owner	Equity Interest

Dale A. Brown(a)(b)	55.2%
Cary D. Brown(b)(c)	51.0
Kyle A. McGraw	—
S. Wil VanLoh, Jr.(d)	6.5
Steven H. Pruett(d)	2.2
Kyle D. Vann	—
William D. Sullivan	—
G. Larry Lawrence	—
Paul T. Horne	0.9
William M. Morris	—

All directors and executive officers as a group (10 persons)	64.8

(a)	Assumes that the equity interests held by MBN Properties LP will be distributed to the partners of MBN Properties LP, including Moriah Properties, Ltd., Brothers Production Properties, Ltd., Brothers Production Company, Inc. and the Newstone Group.

(b)	Includes a 44.5% equity interest held by Moriah Properties, Ltd. and a 4.0% equity interest held by DAB Resources, Ltd.

(c)	Includes a 44.5% equity interest held by Moriah Properties, Ltd.

(d)	Assumes that the equity interests beneficially owned by the Newstone Group will be distributed to the members of the Newstone Group, including entities controlled by Mr. VanLoh and Mr. Pruett.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Moriah Group, the Brothers Group, H2K Holdings and MBN Properties, or our Founding Investors, including members of our management and directors, own an aggregate of 13,316,184 units, which represents a 52% limited partner interest in us. In addition, our general partner owns less than a 0.1% general partner interest in us.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments made or to be made by us to our general partner and our Founding Investors in connection with our formation, ongoing operation and any liquidation of Legacy Reserves LP. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Distributions of available cash to our general partner and our Founding Investors	We will generally make cash distributions of approximately 99.9% to the unitholders pro rata, including our Founding Investors, as the holders of an aggregate of 13,316,184 units, and approximately 0.1% to our general partner.

Assuming we have sufficient available cash to pay the full amount of our current quarterly distribution on all of our outstanding units for four quarters, our general partner would receive an annual distribution of approximately $30,030 on its approximate 0.1% general partner interest, and our Founding Investors would receive approximately $21.8 million on their units.

Payments to our general partner	Our general partner is entitled to reimbursement for all expenses it incurs on our behalf. The partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith.

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its general partner interest will either be sold to the new general partner for cash or converted into units, for an amount equal to the fair market value of that interest.

Distribution Upon Liquidation

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements Governing the Transactions

We and other partners have entered into the various documents and agreements that effected the private equity offering transactions, including the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries, and the application of the proceeds of the private equity offering. These agreements, including the Omnibus Agreement described below, were not the result of arm’s-length negotiations, and they, or any of the transactions that they provide for, may not have been effected on terms at least as favorable to the parties to these agreements as they could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with transferring assets into our subsidiaries, were paid from the proceeds of the private equity offering.

Omnibus Agreement

On March 15, 2006, we entered into an agreement with our Founding Investors and certain of their affiliates. The agreement, which we refer to as the Omnibus Agreement, set forth the overall agreement of the parties with respect to the formation transactions among the parties and included:

•	the contribution of assets by the Founding Investors and the units to be issued in exchange therefore pursuant to a Contribution, Conveyance and Assumption Agreement;

•	the granting of registration rights to the Founding Investors pursuant to the Founders Registration Rights Agreement described below;

•	the agreement of the Founding Investors to vote for two individuals designated by the Moriah Group, one individual designated by the Brothers Group, and one individual designated by the Newstone Group in the election of directors of our general partner prior to the election of the board of directors by our unitholders; and

•	reimbursement for expenses incurred in connection with our formation.

Founders Registration Rights Agreement

The Founding Investors and their permitted transferees are entitled to registration rights pursuant to the Founders Registration Rights Agreement. The Founders Registration Rights Agreement gives the beneficiaries thereof certain “demand” and “piggyback” registration rights pursuant to which they will be entitled to cause us to use our commercially reasonable best efforts to register all or a portion of their units and participate in our registration of securities under the Securities Act of 1933, as amended.

Transactions with Related Persons

Formation Transactions

Simultaneously with the completion of our private equity offering, each of the Founding Investors contributed oil and natural gas properties and related assets to us, and we purchased oil and natural gas properties from MBN Properties LP and the charitable foundations, or the Legacy Formation. In consideration for the oil and natural gas properties and related assets, we paid cash in the aggregate amount of approximately $73.0 million and issued an aggregate of 17,640,068 unregistered units.

The following table sets forth for each of the Founding Investors and the three charitable foundations the cash and units received pursuant to the formation transactions:

	Cash	Units
	(In millions)

Moriah Group:
Moriah Properties, Ltd.	—	7,334,070
DAB Resources, Ltd.	—	859,703
Brothers Group:
Brothers Production Properties, Ltd.	—	4,968,945
Brothers Production Company, Inc.	—	264,306
Brother Operating Company, Inc.	—	52,861
J&W McGraw Properties, Ltd.	—	914,246
MBN Properties LP	$65.30	3,162,438
H2K Holdings, Ltd.	—	83,499
Charities Support Foundation, Inc.	$0.21	—
Moriah Foundation, Inc.	$3.74	—
Cary Brown Family Foundation, Inc.	$3.74	—

We received proceeds of $79.1 million, net of initial purchaser’s discount and placement agent’s fees, from our private equity offering. With a portion of these proceeds, we redeemed an aggregate of 4,400,000 units for a total consideration of $69.9 million from the following entities, in the following amounts, at a price per unit of $15.89, which is equal to the price per unit received by Legacy from the purchasers in the private equity offering net of initial purchaser’s discount and placement agent’s fee:

		Units Owned
	Units	After
Entity	Redeemed	Redemption

Moriah Properties, Ltd.	1,470,527	5,863,543
DAB Resources, Ltd.	344,752	514,951
Brothers Production Properties, Ltd.	2,045,133	2,923,812
Brother Production Company, Inc.	108,784	155,522
Brothers Operating Company, Inc.	21,757	31,104
J&W McGraw Properties, Ltd.	376,288	537,958
H2K Holdings, Ltd.	32,759	50,740

Total	4,400,000	10,077,630

In September 2005, MBN Properties LP acquired the PITCO properties for $63.9 million cash ($64.3 million including asset retirement obligations) net of post-closing adjustments. Mr. Cary D. Brown, the Chief Executive Officer and Chairman of the Board of our general partner, Mr. Pruett, the President, Chief Financial Officer and Secretary of our general partner, Mr. Horne, the Vice President-Operations of our general partner, Mr. Dale A. Brown, a member of the board of directors of our general partner, and Mr. VanLoh, a member of the board of our general partner, all indirectly own membership interests in MBN Properties LP.

Petroleum Strategies, Inc.

Neither Moriah Properties, Ltd. nor its general partner, Moriah Resources, Inc., have any employees. All operational personnel performing services with respect to their properties and business were employees of Petroleum Strategies, Inc., a Qualified Intermediary for like kind exchanges owned by Mr. Dale A. Brown and Mr. Cary D. Brown. The personnel and general administrative services were provided to Moriah Properties, Ltd. under an overhead allocation agreement. During 2005, Moriah Properties, Ltd. and Moriah Resources, Inc., paid $838,899 to Petroleum Strategies, Inc. pursuant to this agreement as reimbursement for salaries and other general and administrative expenses. We have no future obligations for personnel and general and administrative services to Petroleum Strategies.

Office Leases

TCTB Partners, a limited partnership of which Dale A. Brown, Cary D. Brown and Kyle A. McGraw are limited partners, owns the office building in which the principal offices of the Moriah Group, Brothers Group and Petroleum Strategies are located.

During 2005, the Brothers Group and Moriah Group paid rentals of $46,836 and $35,220, respectively, to TCTB Partners. We assumed the existing leases for 15,000 square feet of office space. The annual rental initially payable to TCTB Partners is $82,056, without respect to property taxes and insurance. We also sublease 1,967 square feet of our space to Petroleum Strategies at the same rate per square foot that we are charged by TCTB Partners.

In August 2006 we entered in to an additional lease, having an initial five year term with a five year renewal option, with TCTB Partners. We will lease an additional 4,000 square feet during the first year, an additional 10,000 square feet during the second and third years and an additional 20,000 square feet during the fourth and fifth years at a rate of $7.00 per square foot, before property taxes and insurance.

Other

Travis McGraw, the brother of Kyle A. McGraw, Executive Vice-President — Business Development and Land and a member of the board of directors of our general partner, is an employee of Legacy serving as our Marketing, Revenue, and Regulatory Reporting Coordinator. We paid Travis McGraw $75,000 as compensation for his services during the year ended December 31, 2006. Travis McGraw’s current annual salary is $93,878 plus a discretionary, non-guaranteed bonus. Additionally, during the year ended December 31, 2006, we hired Scott McGraw, also the brother of Kyle McGraw, as an independent contractor to perform engineering services. We paid Scott McGraw $38,054 during this time as compensation for his services and expects to pay him an additional $15,000 per quarter for his contract engineering services.

In order to fund the purchase price and expenses of the PITCO acquisition, MBN Properties LP and MBN Management, LLC borrowed amounts from entities owned and controlled by certain of our officers and directors.

On July 21, 2005, MBN Properties LP entered into a $6.5 million subordinated loan agreement under which Moriah Properties, Ltd., an entity owned and controlled by Cary D. Brown and Dale A. Brown, contributed $1,648,670, Brothers Production Properties, Ltd., an entity owned and controlled by Kyle A. McGraw, contributed $1,176,330, Newstone Capital, LP and Trinity Equity Partners I, LP, entities owned and controlled by Mr. VanLoh, contributed $65,000 and $186,250, respectively, and SHP Capital LP, an entity owned and controlled by Mr. Pruett, contributed $62,500. The $3,325,000 borrowed under the subordinated loan agreement was used to fund the deposit for the purchase of the PITCO properties.

On July 22, 2005, MBN Management, LLC entered into a $2 million subordinated loan agreement under which Brothers Production Properties, Ltd. contributed $619,888, Moriah Properties, Ltd. contributed $900,112, Newstone Capital, LP contributed $50,801, Trinity Equity Partners I, LP contributed $141,550 and SHP Capital LP contributed $46,099. MBN Management, LLC borrowed approximately $1.9 million under the subordinated loan agreement to fund expenses related to the PITCO acquisition.

On September 13, 2005, MBN Properties LP replaced the $6.5 million subordinated loan agreement by entering into a $34 million subordinated loan agreement under which Moriah Properties, Ltd. contributed an additional $17,861,990 and Brothers Production Properties, Ltd. contributed $12,588,030. MBN Properties LP borrowed approximately $33.8 million under the subordinated loan agreement to partially fund the remaining purchase price of the PITCO properties.

All amounts outstanding under the $2 million and $34 million subordinated loan agreements were repaid in full on March 15, 2006 with proceeds from our private equity offering and borrowings under our $300 million revolving credit facility that we entered into at the closing of our private equity offering.

On October 23, 2003, Moriah Resources, Inc. purchased from Pecos Production Company a working interest in the Langlie Mattix Penrose Sand Unit located in Lea Country, New Mexico for approximately $2.1 million. On November 19, 2003, Paul T. Horne, our Vice President — Operations, purchased from Moriah Resources, Inc. a working interest in the Langlie Mattix Penrose Sand Unit. As part of the transaction, Mr. Horne received a 5% back-in-after-payout from Moriah Resources, Inc. In December 2005, Moriah Resources, Inc. purchased the 5% back-in-after-payout from Mr. Horne for approximately $331,040.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current executive officer served as a member of the board or directors or compensation committee of any other entity (other than our subsidiaries) that has or has had one or more executive officers serving as a member of the board of directors of our general partner or the compensation committee of our general partner.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP was our independent registered public accounting firm for our 2006 audit. In connection with this audit, we entered into an engagement agreement with BDO Seidman, LLP, which sets forth the terms by which BDO Seidman, LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures. A representative of BDO Seidman, LLP will attend our annual meeting. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

The audit committee had not, as of the time of filing this proxy statement with the SEC, adopted policies and procedures for pre-approving audit or permissible non-audit services performed by our independent auditors. Instead, the audit committee as a whole has pre-approved all such services. In the future, our audit committee may approve the services of our independent auditors pursuant to pre-approval policies and procedures adopted by the audit committee, provided the policies and procedures are detailed as to the particular service, the audit committee is informed of each service, and such policies and procedures do not include delegation of the audit committee’s responsibilities to our management.

The aggregate fees for professional services rendered by our principal accountants, BDO Seidman, LLP, for 2006 were:

	Year Ended
	December 31,
	2005	2006

Audit Fees	$461,180	$668,442
Audit Related Fees	—	98,436
Tax Fees	—	—
All Other Fees	—	—

Total	$461,180	$766,878

In the above table, “Audit Fees” are fees we paid for professional services for the audit of our Consolidated Financial Statements included in our annual report on Form 10-K or for services that are normally provided by our principal accountants in connection with statutory and regulatory filings or engagements and fees for Sarbanes-Oxley 404 audit work. “Audit-Related Fees” are fees billed for assurance and related services in connection with acquisition transactions and related regulatory filings. The fees shown in the table above for the year ended December 31, 2006 represent services rendered to Legacy Reserves LP subsequent to the Legacy Formation on March 15, 2006. Fees shown in the table above for the year ended December 31, 2005 represent services rendered attributable to the audits of financial statements of the Moriah Group, the Brothers Group and H2K Holdings included in Legacy’s filings with the SEC.

AUDIT COMMITTEE REPORT FOR FISCAL YEAR 2006

The audit committee is responsible for overseeing the Partnership’s financial reporting process, reviewing the financial information that will be provided to unitholders and others, monitoring internal accounting controls, selecting our independent auditors and providing to the board of directors of Legacy Reserves GP, LLC, such additional information and materials as we may deem necessary to make the board of directors of Legacy Reserves GP, LLC, aware of significant financial matters. We operate under a written audit committee charter adopted by the board of directors of Legacy Reserves GP, LLC.

We have reviewed and discussed the audited financial statements of the Partnership for the fiscal year ended December 31, 2006 with management and BDO Seidman, LLP, our independent auditor for the fiscal year ended December 31, 2006. In addition, we have discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). We also have received the written disclosures and the letter from BDO Seidman, LLP, as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and we have discussed the independence of BDO Seidman, LLP with that firm.

We, the members of the audit committee, are not professionally engaged in the practice of auditing or accounting nor are we experts in the fields of accounting or auditing, including determination of auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors. Accordingly, our oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, or that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America.

Based upon the discussions referred to above, the audit committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Members of the audit committee of the Board
of Directors of Legacy Reserves GP, LLC

G. Larry Lawrence (Chairman)
William D. Sullivan
S. Wil VanLoh, Jr.

OTHER MATTERS

Required Vote

Only holders of Units as of the Record Date will be entitled to vote in person or by proxy at the Annual Meeting. A majority of issued and outstanding Units as of the Record Date represented at the meeting in person or by proxy and entitled to vote at the meeting will constitute a quorum for the transaction of business.

Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Provided that a quorum is present at the meeting, the director nominees who receive the greatest number of votes cast for election by unitholders entitled to vote therefor will be elected directors by plurality vote.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, certain officers, and beneficial owners of 10% or more of any class of Legacy Reserves LP’s Units, or Reporting Persons, are required from time to time to file with the SEC and NASDAQ reports of ownership and changes of ownership. Reporting Persons are required to furnish the Partnership with copies of all Section 16(a) reports they file. Based solely on its review of forms and written representations received from Reporting Persons by it with respect to the fiscal year ended December 31, 2006, Legacy Reserves LP believes that all filing requirements applicable to the general partner’s officers and directors and Legacy Reserves LP’s greater than 10% unitholders have been met.

Unitholder Proposals

Any unitholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the 2008 annual meeting of unitholders must submit the proposal to us on or before January 31, 2008. Any such proposals should be timely sent to our Secretary at 303 N. Wall, Suite 1400, Midland, Texas 79701. Such proposal must meet all of the requirements of the SEC to be eligible for inclusion in our 2008 proxy materials. Furthermore, proposals by unitholders may be considered untimely if we have not received notice of the proposal within the deadline set under the SEC rules. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.

Communications with Directors or the Board of Directors

Unitholders wishing to communicate with the general partner’s board of directors should send any communication to our Secretary at 303 N. Wall, Suite 1400, Midland, Texas 79701. Any such communication should state the number of Units beneficially owned by the unitholder making the communication. Communications received are distributed to the board or to any individual director or directors as appropriate, depending upon the directions and the facts and circumstances outlined in the communication. The board of directors has directed the Secretary to forward such communication to the full board of directors or to any individual director or directors to whom the communication is directed, excluding only any communication that does not relate to the business or affairs of the Company or the function or duties of the board of directors or any of its committees, or is a job inquiry or an advertisement or other commercial solicitation or communication.

Availability of Annual Report

The Annual Report to Unitholders of the Partnership for the year ended December 31, 2006, including audited financial statements, is enclosed with this proxy statement but does not constitute a part of the proxy soliciting material. Legacy Reserves LP will furnish a copy of its Annual Report for the year ended December 31, 2006, without exhibits, free of charge to each person who forwards a written request to our Secretary at 303 N. Wall, Suite 1400, Midland, Texas 79701.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 7 Annual Meeting Proxy Card ? PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ? A Proposals — The Board of Directors recommends a vote FOR all the nominees listed. 1. Election of Directors to 01 — Cary D. Brown 02 — Kyle A. McGraw 03 — Dale A. Brown serve a one-year term: 04 — G. Larry Lawrence 05 — William D. Sullivan 06 — S. Wil VanLoh, Jr. 07 — Kyle D. Vann Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT — To withhold a vote for one or more nominees, mark 01 02 03 04 05 06 07 the box to the left and the corresponding numbered box(es) to the right. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears on your unit certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within box. Signature 2 — Please keep signature within box. / /

? PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ? Proxy — Legacy Reserves LP 303 W. Wall, Suite 1400 Midland, Texas 79701 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF LEGACY RESERVES GP, LLC FOR THE ANNUAL MEETING OF UNITHOLDERS OF LEGACY RESERVES LP TO BE HELD ON MAY 30, 2007 The undersigned hereby appoints Steven H. Pruett and William M. Morris, and each of them, any one of whom may act without joinder of the other, with full power of substitution, resubstitution and ratification, attorneys and proxies of the undersigned to vote all units representing limited partnership interests of Legacy Reserves LP which the undersigned is entitled to vote at the annual meeting of unitholders to be held at the Petroleum Club of Midland located at 501 West Wall at Marienfeld, on Wednesday, May 30, 2007 at 10:00 a.m., Midland, Texas time, and at any adjournment or postponement thereof, in the manner stated herein as to the matters set forth in the Notice of Annual Meeting and Proxy Statement, and in their discretion on any other matter that may properly come before the meeting. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED IN ITEM 1 AND, IN THE DISCRETION OF THE PROXIES, WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS OF LEGACY RESERVES GP, LLC RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF UNITHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE. (To be Voted and Signed on Reverse Side)